Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
March 12, 2014	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
Santa Maria Energy Corporation	Houston	Silicon Valley
2811 Airpark Drive	London	Singapore
Santa Maria, California 93455	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-192902; Issuance of Common Stock and Preferred Stock of Santa Maria Energy Corporation

Ladies and Gentleman:

We have acted as special counsel to Santa Maria Energy Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of shares of common stock, $0.0001 par value per share, of the Company (the “Common Shares”), and shares of preferred stock, $0.0001 par value per share, of the Company (together with the Common Shares, the “Shares”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 27, 2013 (as amended on December 16, 2013, the “Merger Agreement”), by and among Hyde Park Acquisition Corp. II, a Delaware corporation, the Company, HPAC Merger Sub, Inc., a Delaware corporation, SME Merger Sub, LLC, a Delaware limited liability company, and Santa Maria Energy Holdings, LLC, a Delaware limited liability company. The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2013 (Registration No. 333–192902) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance and delivery in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

Santa Maria Energy Corporation

March 12, 2014

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP